Exhibit (a)(2)

                        EATON VANCE INCOME FUND OF BOSTON
                        ---------------------------------

                                  Amendment of
         Establishment and Designation of a Series and Classes of Shares
                    of Beneficial Interest, Without Par Value


     WHEREAS, the Trustees of Eaton Vance Income Fund of Boston, a Massachusetts business trust (the "Trust"), have previously designated a separate series of the Trust (the "Fund"); and

     WHEREAS, the Trustees now desire to establish additional classes of shares of the Fund pursuant to Section 5.1 of Article V of the Trust's Amended and Restated Declaration of Trust dated December 14, 1995 (as further amended) (the "Declaration of Trust");

     NOW, THEREFORE, the undersigned, being at least a majority of the duly elected and qualified Trustees presently in office of the Trust, hereby designate the shares of beneficial interest of the Trust as a series of the Trust with the following special and relative rights:

     1. The Fund shall be designated as follows:

        Eaton Vance Income Fund of Boston

     2. The Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective registration statements under the Securities Act of 1933 and the Investment Company Act of 1940. Each share of beneficial interest of the Fund ("share") shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of the Fund shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to the Fund, all as provided in the Declaration of Trust. The proceeds of sales of shares of the Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the Fund, unless otherwise required by law. Each share of the Fund shall be entitled to receive its pro rata share of net assets of the Fund upon liquidation of the Fund.

     3. Shareholders of the Fund shall vote separately as a class to the extent provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940.

     4. The assets and liabilities of the Trust shall be allocated among the Fund and any additional series (collectively, the "Series") established by the Trustees as set forth in Section 5.5 of Article V of the Declaration of Trust, except as provided below:

     (a) Costs incurred by a Series in connection with its organization and start-up, including Federal and state registration and qualification fees and expenses of the initial public offering of such Series' shares, shall (if applicable) be borne by such Series and deferred and amortized over the five year period beginning on the date the such Series commences operations.

     (b) Reimbursement required under any expense limitation applicable to the Trust shall be allocated among those Series whose expense ratios exceed such limitation on the basis of the relative expense ratios of such Series.

     (c) The liabilities, expenses, costs, charges and reserves of the Trust (other than the management and investment advisory fees or the organizational expenses paid by the Trust) which are not readily identifiable as belonging to

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any  particular  Series of the Trust shall be allocated  among the Series of the
Trust on an equitable basis as determined by the Trustees.

     5. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Series, or to otherwise change the special and relative rights of any Series, and to terminate a Series, or add additional Series as provided in the Declaration of Trust.

     6. A Series may merge or consolidate with any other corporation, association, trust or other organization or may sell, lease or exchange all or substantially all of its property, including its goodwill, upon such terms and conditions and for such consideration when and as authorized by the Trustees; and any such merger, consolidation, sale, lease or exchange shall be deemed for all purposes to have been accomplished under and pursuant to the statutes of The Commonwealth of Massachusetts. The Trustees may also at any time sell and convert into money all the assets of any Series. Upon making provision for the payment of all outstanding obligations, taxes and other liabilities, accrued or contingent, of such Series, the Trustees shall distribute the remaining assets of such Series ratably among the holders of the outstanding shares. Upon completion of the distribution of the remaining proceeds or the remaining assets as provided in this paragraph 6, the Series shall terminate and the Trustees shall be discharged of any and all further liabilities and duties hereunder with respect to such Series and the right, title and interest of all parties with respect to such Series shall be canceled and discharged.

     7. The Declaration of Trust authorizes the Trustees to divide any Series of shares into two or more classes and to fix and determine the relative rights and preferences as between, and all provisions applicable to, each of the different classes so established and designated by the Trustees. The Fund shall have classes of shares established and designated as Class A, Class B, Class C and Class I shares, and the Trustees may designate additional classes in the future. The shares of the Fund outstanding on June 30, 1999 are designated Class A shares. For purposes of allocating liabilities among classes, each class of the Fund shall be treated in the same manner as a separate series.

Dated:  March 18, 2002



/s/ Jessica M. Bibliowicz                      /s/ Norton H. Reamer
-------------------------                      -----------------------
Jessica M. Bibliowicz                          Norton H. Reamer


/s/ Donald R. Dwight                           /s/ Lynn A. Stout
-------------------------                      -----------------------
Donald R. Dwight                               Lynn A. Stout


/s/ James B. Hawkes                            /s/ Jack L. Treynor
-------------------------                      -----------------------
James B. Hawkes                                Jack L. Treynor


/s/ Samuel L. Hayes
-------------------------
Samuel L. Hayes, III